EXHIBIT 10.4

ATARA BIOTHERAPEUTICS, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

for

MITCHALL CLARK

This Amended and Restated Executive Employment Agreement (this “Agreement”), is made and entered into as of October 12, 2015 (the “Effective Date”), by and between Mitchall Clark (“Executive”) and Atara Biotherapeutics, Inc. (the “Company”).

Whereas, the Company and Executive are parties to that certain March 31, 2014 Employment Agreement (the “Prior Agreement”); and

Whereas, the Company and Executive desire to amend and restate in its entirety the Prior Agreement on the terms set forth herein.

Now, Therefore, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.Employment by the Company.

1.1Position.  Executive shall serve as the Company’s Chief Regulatory and Quality Assurance Officer, reporting to the Chief Executive Officer.  During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies.

1.2Duties and Location.  Executive shall perform such duties as are customarily associated with the position of Chief Regulatory and Quality Assurance Officer and such other duties as are assigned to Executive by the Chief Executive Officer.  Executive’s primary office location shall be the Company’s office located in Westlake Village, California.  Subject to the terms of this Agreement, the Company reserves the right to (a) reasonably require Executive to perform Executive’s duties at places other than Executive’s primary office location from time to time and to require reasonable business travel, and (b) modify Executive’s job title and duties as it deems necessary and appropriate in light of the Company’s needs and interests from time to time.

1.3Policies and Procedures.  The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

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Compensation.

2.1Base Salary.  For services to be rendered hereunder, Executive shall receive a base salary at the rate of $300,000 per year (the “Base Salary”), less standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule.

2.2Annual Bonus.  Executive will be eligible for an annual discretionary bonus (the “Annual Bonus”) of up to forty percent (40%) of Executive’s then current Base Salary (the “Target Bonus Amount”).  Whether Executive receives an Annual Bonus for any given year, and the amount of any such Annual Bonus, will be determined in the good faith discretion of the Company’s Board of Directors (“Board”) (or the Compensation Committee thereof), based upon the Company’s and Executive’s achievement of objectives and milestones to be determined on an annual basis by the Board (or Compensation Committee thereof).  No Annual Bonus is guaranteed and, in addition to the other conditions for earning such compensation, Executive must remain an employee in good standing of the Company on the scheduled Annual Bonus payment date in order to be eligible for any Annual Bonus.

3.Standard Company Benefits.  Executive shall, in accordance with Company policy and the terms and conditions of the applicable Company benefit plan documents, be eligible to participate in the benefit and fringe benefit programs provided by the Company to its executive officers and other employees from time to time.  Any such benefits shall be subject to the terms and conditions of the governing benefit plans and policies and may be changed by the Company in its discretion.

4.Expenses.  The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in furtherance or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

5.Equity.  Except as otherwise provided in this Agreement, any stock, stock options, restricted stock units or other equity awards that Executive has previously been granted by the Company (including but not limited to any stock options or restricted stock units granted under the Company’s 2014 Equity Incentive Plan) shall continue to be governed in all respects by the terms of the applicable equity award documents.

6.Proprietary Information Obligations.

6.1Proprietary Information Agreement.  Executive acknowledges that Executive executed, and will continue to abide by, the Company’s standard Proprietary Information and Inventions Agreement (“Proprietary Agreement”).

6.2Third-Party Agreements and Information.  Executive represents and warrants that Executive’s employment by the Company does not conflict with any prior employment or consulting agreement or other agreement with any third party, and that Executive will perform Executive’s duties to the Company without violating any such agreement.  Executive represents and warrants that Executive does not possess confidential information arising out of prior employment, consulting, or other third party relationships, that would be used

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in connection with Executive’s employment by the Company, except as expressly authorized by that third party.  During Executive’s employment by the Company, Executive will use in the performance of Executive’s duties only information that is generally known and used by persons with training and experience comparable to Executive’s own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by Executive in the course of Executive’s work for the Company.

7.Outside Activities and Non-Competition During Employment.

7.1Outside Activities.  Throughout Executive’s employment with the Company, Executive may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of Executive’s duties hereunder or present a conflict of interest with the Company or its affiliates.  Subject to the restrictions set forth herein, and only with prior written disclosure to and consent of the Board, Executive may engage in other types of business or public activities.  The Board may rescind such consent, if the Board determines, in its sole discretion, that such activities compromise or threaten to compromise the Company’s or its affiliates’ business interests or conflict with Executive’s duties to the Company or its affiliates.

7.2Non-Competition During Employment.  Except as otherwise provided in this Agreement, during Executive’s employment by the Company, Executive will not, without the express written consent of the Board, directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint ventures, associate, representative or consultant of any person or entity engaged in, or planning or preparing to engage in, business activity competitive with any line of business engaged in (or planned to be engaged in) by the Company or its affiliates; provided, however, that Executive may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange.  In addition, Executive will be subject to certain restrictions (including restrictions continuing after Executive’s employment ends) under the terms of the Proprietary Agreement.

8.Termination of Employment; Severance and Change in Control Benefits.

8.1At-Will Employment.  Executive’s employment relationship is at-will.  Either Executive or the Company may terminate the employment relationship at any time, with or without Cause (as defined below) or advance notice.

8.2Termination Without Cause or Resignation for Good Reason Unrelated to Change in Control.  In the event Executive’s employment with the Company is terminated by the Company without Cause (and other than as a result of Executive’s death or disability) or Executive resigns for Good Reason, in either case, at any time except during the Change in Control Period (as defined below), then provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), and provided that Executive satisfies the Release Requirement in Section 9 below, and remains in compliance with the terms of this Agreement, the Company shall provide Executive with the following “Severance Benefits”:

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8.2.1Severance Payments.  Severance pay in the form of continuation of Executive’s final Base Salary for a period of nine (9) months following termination, subject to required payroll deductions and tax withholdings (the “Severance Payments”).  Subject to Section 10 below, the Severance Payments shall be made on the Company’s regular payroll schedule in effect following Executive’s termination date; provided, however that any such payments that are otherwise scheduled to be made prior to the Effective Date of the Release (as defined below) shall instead accrue and be made on the first regular payroll date following the Effective Date of the Release.  For such purposes, Executive’s final Base Salary will be calculated prior to giving effect to any reduction in Base Salary that would give rise to Executive’s right to resign for Good Reason.

8.2.2Health Care Continuation Coverage Payments.

(i)COBRA Premiums. If Executive timely elects continued coverage under COBRA, the Company will pay Executive’s COBRA premiums to continue Executive’s coverage (including coverage for Executive’s eligible dependents, if applicable) (“COBRA Premiums”) through the period starting on the termination date and ending nine (9) months after the termination date (the “COBRA Premium Period”); provided, however, that the Company’s provision of such COBRA Premium benefits will immediately cease if during the COBRA Premium Period Executive becomes eligible for group health insurance coverage through a new employer or Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event Executive becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the COBRA Premium Period, Executive must immediately notify the Company of such event.

(ii)Special Cash Payments in Lieu of COBRA Premiums.  Notwithstanding the foregoing, if (a) as of the date of Executive’s termination of employment Executive is not a participant in a Company group health plan under which he would otherwise be entitled to continued coverage under COBRA or (b) the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), regardless of whether Executive or Executive’s dependents elect or are eligible for COBRA coverage, the Company instead shall pay to Executive, on the first day of each calendar month following the termination date, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including the amount of COBRA premiums for Executive’s eligible dependents), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period.  Executive may, but is not obligated to, use such Special Cash Payments toward the cost of COBRA premiums or toward premium costs under an individual health plan..

8.3Termination Without Cause or Resignation for Good Reason During Change in Control Period.  In the event Executive’s employment with the Company is terminated by the Company without Cause (and other than as a result of Executive’s death or disability) at any time during the Change in Control Period or Executive resigns for Good Reason at any time during the Change in Control Period, in lieu of (and not additional to) the Severance Benefits described in Section 8.2, and provided that Executive satisfies the Release Requirement in Section 9 below and remains in compliance with the terms of this Agreement,

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the Company shall instead provide Executive with the following “CIC Severance Benefits”.    For the avoidance of doubt: (A) in no event will Executive be entitled to severance benefits under Section 8.2 and this Section 8.3, and (B) if the Company has commenced providing Severance Benefits to Executive under Section 8.2 prior to the date that Executive becomes eligible to receive CIC Severance Benefits under this Section 8.3, the Severance Benefits previously provided to Executive under Section 8.2 of this Agreement shall reduce the CIC Severance Benefits provided under this Section 8.3:

8.3.1CIC Severance Payment.  Severance pay in the form of a lump sum payment of Executive’s final Base Salary for the year in which the termination date occurs, payable within sixty (60) days following the termination date and subject to required payroll deductions and tax withholdings (the “CIC Severance Payment”); provided, however that, if the period for satisfaction of the Release Requirement (as defined below) begins in one taxable year and ends in another taxable year, payment shall not be made until the beginning of the second taxable year.  For such purposes, Executive’s final Base Salary will be calculated prior to giving effect to any reduction in Base Salary that would give rise to Executive’s right to resign for Good Reason.

8.3.2CIC Health Care Continuation Coverage Payments.

(i)COBRA Premiums. If Executive timely elects continued coverage under COBRA, the Company will pay Executive’s COBRA premiums to continue Executive’s coverage (including coverage for Executive’s eligible dependents, if applicable) (“CIC COBRA Premiums”) through the period starting on the termination date and ending twelve (12) months after the termination date (the “CIC COBRA Premium Period”); provided, however, that the Company’s provision of such CIC COBRA Premium benefits will immediately cease if during the CIC COBRA Premium Period Executive becomes eligible for group health insurance coverage through a new employer or Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination.  In the event Executive becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the CIC COBRA Premium Period, Executive must immediately notify the Company of such event.

(ii)Special Cash Payments in Lieu of CIC COBRA Premiums.  Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the CIC COBRA Premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), regardless of whether Executive or Executive’s dependents elect or are eligible for COBRA coverage, the Company instead shall pay to Executive, on the first day of each calendar month following the termination date, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including the amount of COBRA premiums for Executive’s eligible dependents), subject to applicable tax withholdings (such amount, the “Special CIC Cash Payment”), for the remainder of the CIC COBRA Premium Period.  Executive may, but is not obligated to, use such Special CIC Cash Payments toward the cost of COBRA premiums.

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8.3.3Target Bonus Amount.  Executive shall also receive an amount equal to the Target Bonus Amount, payable in a lump sum within sixty (60) days following the termination date and subject to required payroll deductions and tax withholdings; provided, however that, if the period for satisfaction of the Release Requirement (as defined below) begins in one taxable year and ends in another taxable year, payment shall not be made until the beginning of the second taxable year.  For purposes of calculating the Target Bonus Amount, Executive’s final Base Salary will be calculated prior to giving effect to any reduction in Base Salary that would give rise to Executive’s right to resign for Good Reason.

8.3.4Equity Acceleration.  Notwithstanding anything to the contrary set forth in the Company’s 2014 Equity Incentive Plan, any prior equity incentive plans or any award agreement, effective as of Executive’s employment termination date, the vesting and exercisability of all unvested time-based vesting equity awards then held by Executive shall accelerate such that all shares become immediately vested and exercisable, if applicable, by Executive upon such termination and shall remain exercisable, if applicable, following Executive’s termination as set forth in the applicable equity award documents.  With respect to any performance-based vesting equity award, such award shall continue to be governed in all respects by the terms of the applicable equity award documents.

8.4Termination for Cause; Resignation Without Good Reason; Death or Disability.  Executive will not be eligible for, or entitled to any severance benefits, including (without limitation) the Severance Benefits and Change in Control Benefits listed in Sections 8.2 and 8.3 above, if the Company terminates Executive’s employment for Cause, Executive resigns Executive’s employment without Good Reason, or Executive’s employment terminates due to Executive’s death or disability.

9.Conditions to Receipt of Severance Benefits and Change in Control Severance Benefits.  To be eligible for any of the Severance Benefits or Change in Control Severance Benefits pursuant to Sections 8.2 and 8.3 above, Executive must satisfy the following release requirement (the “Release Requirement”): return to the Company a signed and dated general release of all known and unknown claims in a termination agreement acceptable to the Company (the “Release”) within the applicable deadline set forth therein, but in no event later than forty-five (45) days following Executive’s termination date, and permit the Release to become effective and irrevocable in accordance with its terms (such effective date of the Release, the “Effective Date”).  No Severance Benefits or Change in Control Severance Benefits will be paid hereunder prior to the Effective Date of the Release.  Accordingly, if Executive breaches the preceding sentence and/or refuses to sign and deliver to the Company an executed Release or signs and delivers to the Company the Release but exercises Executive’s right, if any, under applicable law to revoke the Release (or any portion thereof), then Executive will not be entitled to any severance, payment or benefit under this Agreement.

10.Section 409A. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A‑1(b)(4), 1.409A‑1(b)(5) and 1.409A‑1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent no so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A.  For

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purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A‑2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.  Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to Executive prior to the earliest of (i) the expiration of the six-month and one day period measured from the date of Executive’s Separation from Service with the Company, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation.  Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.  If the Company determines that any severance benefits provided under this Agreement constitutes “deferred compensation” under Section 409A, for purposes of determining the schedule for payment of the severance benefits, the effective date of the Release will not be deemed to have occurred any earlier than the sixtieth (60th) date following the Separation From Service, regardless of when the Release actually becomes effective.  In addition to the above, to the extent required to comply with Section 409A and the applicable regulations and guidance issued thereunder, if the applicable deadline for Executive to execute (and not revoke) the applicable Release spans two calendar years, payment of the applicable severance benefits shall not commence until the beginning of the second calendar year.  To the extent required to avoid accelerated taxation and/or tax penalties under Code Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year.  The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to any such payment.

11.Section 280G; Limitations on Payment.

11.1If any payment or benefit Executive will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount

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determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive.  If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

11.2Notwithstanding any provision of section 11.1 to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows:  (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

11.3Unless Executive and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control transaction shall perform the foregoing calculations.  If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control transaction, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this section 11.  The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder.  The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.

11.4If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 11.1 and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 11.1) so that no portion of the remaining Payment is subject to the Excise Tax.  For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 9.1, Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

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12.Definitions.

12.1Cause.  For the purposes of this Agreement, “Cause” means the occurrence of any one or more of the following: (i) Executive’s conviction of or plea of guilty or nolo contendere to any felony or a crime of moral turpitude; (ii) Executive’s willful and continued failure or refusal to follow lawful and reasonable instructions of the Chief Executive Officer of the Company or lawful and reasonable policies and regulations of the Company or its affiliates; (iii) Executive’s willful and continued failure to faithfully and diligently perform the assigned duties of Executive’s employment with the Company or its affiliates; (iv) unprofessional, unethical, immoral or fraudulent conduct by Executive; (v) conduct by Executive that materially discredits the Company or any affiliate or is materially detrimental to the reputation, character and standing of the Company or any affiliate; or (vi) Executive’s material breach of this Agreement, the Proprietary Agreement, or any applicable Company policies.  An event described in Section 12.1(ii) through Section 12.1(vi) herein shall not be treated as “Cause” until after Executive has been given written notice of such event, failure, conduct or breach and Executive fails to cure such event, failure, conduct or breach within 30 days from such written notice; provided, however, that such 30-day cure period shall not be required if the event, failure, conduct or breach is incapable of being cured.

12.2Change in Control.  For the purposes of this Agreement, “Change in Control” shall have the meaning described in the Company’s 2014 Equity Incentive Plan.

12.3Change in Control Period.  For the purposes of this Agreement, “Change in Control Period” means the time period commencing three (3) months before the effective date of a Change in Control and ending on the date that is twelve (12) months after the effective date of a Change in Control.

12.4Good Reason.  For purposes of this Agreement, Executive shall have “Good Reason” for resignation from employment with the Company if any of the following actions are taken by the Company without Executive’s prior written consent: (i) a material reduction in Executive’s Base Salary, unless pursuant to a salary reduction program applicable generally to the Company’s senior executives; (ii) a material reduction in Executive’s duties (including responsibilities and/or authorities), provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” in and of itself unless Executive’s new duties are materially reduced from the prior duties; or (iii) relocation of Executive’s principal place of employment to a place that increases Executive’s one-way commute by more than fifty (50) miles as compared to Executive’s then-current principal place of employment immediately prior to such relocation.  In order for Executive to resign for Good Reason, each of the following requirements must be met: (iv) Executive must provide written notice to the Company’s Chief Executive Officer within 30 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for Executive’s resignation, (v) Executive must allow the Company at least 30 days from receipt of such written notice to cure such event, (vi) such event is not reasonably cured by the Company within such 30 day period (the “Cure Period”), and (vii) Executive must resign from all positions Executive then holds with the Company not later than 30 days after the expiration of the Cure Period.

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13.Dispute Resolution.  To ensure the rapid and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Executive’s employment with the Company, or the termination of Executive’s employment from the Company, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration conducted in San Francisco, California by JAMS, Inc. (“JAMS”) or its successors, under JAMS’ then applicable rules and procedures for employment disputes (which can be found at http://www.jamsadr.com/rules-clauses/, and which will be provided to Executive on request); provided that the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award.  Executive and the Company shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law.  Both Executive and the Company acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.  The Company shall pay all filing fees in excess of those which would be required if the dispute were decided in a court of law, and shall pay the arbitrator’s fee.  Nothing in this Agreement is intended to prevent either the Company or Executive from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

14.General Provisions.

14.1Notices.  Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at the address as listed on the Company payroll.

14.2Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the Parties.

14.3Waiver.  Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

14.4Complete Agreement.  This Agreement, together with the Proprietary Agreement, constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof and is the complete, final, and exclusive embodiment of the Company’s and Executive’s agreement with regard to this subject matter.  This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly

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contained herein, and it supersedes any other such promises, warranties or representations (including but not limited to the Prior Agreement).  It cannot be modified or amended except in a writing signed by a duly authorized officer of the Company, with the exception of those changes expressly reserved to the Company’s discretion in this Agreement.

14.5Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but both of which taken together will constitute one and the same Agreement.

14.6Headings.  The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

14.7Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of Executive’s duties hereunder and Executive may not assign any of Executive’s rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

14.8Tax Withholding.  All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities.  Executive acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement.  Executive has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to this Agreement.

14.9Choice of Law.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.

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In Witness Whereof, the Parties have executed this Agreement on the day and year first written above.

Atara Biotherapeutics, Inc.

By: /s/ Isaac Ciechanover ____              ___

Isaac Ciechanover, M.D.

Chief Executive Officer

Executive

/s/ Mitchall Clark

Mitchall Clark

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